Exhibit 21

Subsidiaries of Registrant

M&I Electric Industries, Inc., a Texas corporation

South Coast Electric Systems, LLC, a Mississippi limited liability company

American Access Technologies, Inc., a Florida corporation

M&I Electric Brazil Sistemas e Servicios em Energia LTDA, a Brazilian corporation